Exhibit 19.1
PROTO LABS, INC.
INSIDER TRADING POLICY

and Guidelines with Respect to
Certain Transactions in Company Securities
_______________
Background
    Proto Labs, Inc. (the “Company”) and its directors, officers and employees must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so runs contrary to our values and integrity. In the United States, insider trading violates laws that impose strict penalties upon both companies and individuals, including both financial sanctions and possibly prison.

    Maintaining the confidence of shareholders and the public markets is important. The principle underlying the Company’s policy is fairness in dealings with other persons, which requires that Company representatives not take personal advantage of undisclosed information to the detriment of others who do not have the information.

    Compliance with this Policy is an individual responsibility. Every officer, director and other employee, contractor and consultant has the individual responsibility to comply with this Policy against improper insider trading. This may, from time to time, require that they forego a transaction in the Company’s securities even if they had planned to make the transaction before they learned of material nonpublic information. They may have to forego an anticipated gain or suffer a loss by waiting to trade. Likewise, delaying a transaction to comply with this Policy may present a hardship if individuals face a personal financial emergency. However, in each case this Policy must be followed by the individual wishing to trade in the Company’s securities.

    Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Policy
    No director, officer, employee, contractor or consultant (“Covered Persons”) of the Company or its subsidiaries may trade in the Company’s securities unless they are sure that they do not possess material nonpublic information. No Covered Person may disclose material nonpublic information to others who might use it for trading or pass it along to others who might trade.

    Covered Persons must protect material nonpublic information from disclosure and report any suspected leaks of this information to the Company’s Compliance Officer (as defined below). Covered Persons must not discuss material nonpublic information with any person inside or outside of the Company who does not need that information for a legitimate business purpose. The Company maintains an external communications policy which applies to all public communications involving the Company, whether in writing or orally. No public disclosure of material nonpublic information may be made by any employee except in accordance with that policy. Generally, only authorized spokespersons designated in the policy are authorized to speak publicly on behalf of the Company.

     No Covered Person may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

    No Covered Person who knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

    No Covered Person may purchase or sell any security of any other company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

    No Covered Person should trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that the Covered Person has reason to believe is material and nonpublic unless the Covered Person first consults with, and obtains the advance approval of, the Compliance Officer, as is defined in the Company’s companion policy titled “Supplemental Insider Trading Restrictions for Corporate Insiders” (the “Supplemental Policy”.

    In addition, no Covered Person may assist anyone engaged in the above activities.

Anyone who is a member of the immediate family of, or living in the same household as, a Covered Person will also be considered a Covered Person for purposes of this Policy. Also included are any persons or entities, including trusts, corporations, partnerships or associations, whose decisions are directed, influenced or controlled by a Covered Person. Even after a Covered Person severs their employment or other relationship with the Company, they will continue to be prohibited from trading on the basis of material nonpublic information, sharing it with others or providing tips based on this information.

Definitions
    Securities include common stock and derivative securities such as put and call options, options to acquire common stock including company-granted stock options, warrants, convertible debentures, preferred stock, and debt securities such as bonds and notes.

    Trading includes buying or selling of securities. Bona fide gifts of securities will not be considered trading that is subject to this Policy, although you are asked to refrain from making gifts of securities if you are aware of material nonpublic information and have reason to believe that the gift recipient may soon sell the securities. Sales of securities, whether they were purchased outright or were obtained through exercise of a stock option, are always prohibited by this Policy.

    Material Information is any information that a reasonable investor would consider important in a decision to buy, sell or hold the securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. The public, the media, and the courts may use hindsight in judging what is material, and the information may be positive or negative. See below for examples of items that are customarily viewed as material information.

    Nonpublic means the information has not yet become publicly available or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community. Release of information to the media does not immediately free Covered Persons to trade. Covered Persons should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 48 hours after publication.

Additional Guidance
Exceptions

The trading restrictions of this Policy do not apply to the following (“Exempted Transactions”):

•ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan ("ESPP"). However, electing to enroll in the ESPP, making any changes in elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.
•Options. Exercising stock options granted under the Company's Long-Term Incentive Plans for cash, or share withholding in order to satisfy tax obligations. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
•Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock/restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock/restricted stock units. The Policy does apply, however, to any market sale of stock received upon vesting of restricted stock or restricted stock units.

Restricted Transactions

    Covered Persons are prohibited from entering into certain types of transactions in the Company’s securities. This includes “short sales” of the Company’s securities involving a sale of securities borrowed from a broker and which the Covered person does not then own (including a “short sale against the box” which is a short sale that occurs while the Covered Person owns an equal amount of the securities). Likewise, standing orders should be used only for a very brief period of time (except standing orders under approved Rule 10b5-1 plans discussed in the Supplemental Policy). The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material nonpublic information.

Penalties for Non-Compliance

    Violations of this Policy may result in discipline up to and including termination of employment, as well as ineligibility to participate in the Company’s equity incentive plans. Civil and criminal penalties for violating insider trading laws are severe under U.S. laws, including Securities and Exchange Commission (SEC) Rule 10b-5 which prohibits trading on material nonpublic information. If you trade on or tip material nonpublic information, you are subject to civil penalties of up to 3 times the profit gained or loss avoided, criminal fines of up to $5,000,000 and imprisonment of up to 20 years, plus prejudgment interest and private party damages. Violations adversely affect the Company’s reputation. Furthermore, if the Company fails to take appropriate steps to prevent insider trading, the Company and its directors, officers and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.

Inquiries

    The Company has appointed the Company’s Chief Financial Officer as the Insider Trading Compliance Officer (“Compliance Officer”). Inquiries regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the Compliance Officer.

Further Restrictions on Corporate Insiders and Certain Others
    Corporate Insiders, as defined in the Supplemental Policy, including members of the Board of Directors, executives qualifying as Section 16 officers under U.S. securities regulations, other officers and key employees of the Company and its subsidiaries are subject to additional restrictions on trading the Company’s securities as described in the Company’s Supplemental Policy. Also, non-insiders may be made subject to additional restrictions if they are notified by the Compliance Officer. This could occur, for example, if a limited group of the Company’s personnel have access to particularly sensitive material nonpublic information or are working on a critical non-public project. If you are notified of being subject to additional insider trading restrictions, you must not disclose this fact to anyone, or discuss the enhanced requirements or facts leading up to the restrictions.

Examples of Material Information

    Examples of particularly sensitive information that is presumed material include:

•Financial results or financial condition
•Projections of financial results or financial condition

•News of a pending or proposed merger, divestiture, or acquisition
•Default under a significant financing arrangement, or financial liquidity problems
•Gain or loss of a material supplier, customer or financing relationship
•New business strategies of a significant nature
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation
•Significant regulatory exposure due to actual or threatened action by state or federal regulators
•Major management changes or changes in control of the company
•Major restructuring actions or asset impairments
•Changes in auditors
•Major events regarding a company’s securities (such as defaults, redemptions, stock splits, repurchase plans, changes in dividends)
•Discovery of an error in the company’s financial statements or notification from an independent auditor that the company may no longer rely on a previously issued audit report or completed interim review
•Creation of a material financial obligation, including long-term or short-term debt, capital or operating lease, or off-balance sheet arrangement
•Failure by the company to satisfy a rule or standard for the continued listing of the company’s securities on a national exchange
•Cybersecurity risks and incidents, including vulnerabilities and breaches
•Changes in debt ratings
•Development of a new product
•A change in the Company’s pricing or cost structure

Examples of Violations of this Policy

Example 1: While at dinner with her in-laws, a finance employee of the Company describes how frantic her schedule has been as a consequence of a pending merger between the Company and its largest competitor (information that has not been publicly disclosed.) The next day, the employee’s father-in-law purchases 1,000 shares of the Company’s stock before news of the merger becomes public. A month later the merger is announced, the Company’s stock soars and the father-in-law sells his stock in the Company for a large profit. A violation occurred when the father-in-law purchased the Company’s stock while privy to the material nonpublic information. The SEC would consider the sharing of the material nonpublic information by the treasury employee a “tip,” exposing both the employee and father-in-law to possible civil and criminal liability. The fact that the employee’s disclosure was inadvertent and did not financially benefit her does not help her in the eyes of the law.

Example 2: Following a meeting of the Company’s senior leadership, an executive vice president mentions to a vice president that reports to him/her that the CFO believed that the Company would not meet its quarterly earnings projections. Three weeks later, the vice president decides to replace the family car. To raise some cash, the vice president sells 1,000 shares of his stock in the Company, forgetting about the earlier conversation involving the CFO’s concerns and not realizing that the Company hadn’t yet announced its quarterly financial results. Even though the vice president’s intentions were pure, his/her actions would nonetheless be a violation of federal law since the sale of the Company’s stock occurred while the vice president was in possession of material nonpublic information.

Example 3: While requisitioning services from a large vendor, a manager in the Company’s IT area is told that the vendor is about to be placed into receivership. The vendor shares this information with the Company so the Company can take prudent steps to protect its IT operations, but asks that the information be kept confidential. The IT manager owns 500 shares of stock in the vendor and immediately logs on to E*TRADE to sell it. Within the week the vendor is placed in receivership and the price of its stock plummets to nearly $0. The sale of the vendor’s stock by the manager was in violation of U.S. law because it was made on the basis of material non-public information learned in the course of the manager’s employment and in violation of the manager’s duties to the Company. The fact that it was not the Company’s stock is immaterial. The vendor, on the other hand, shared the information on a confidential basis and for legitimate business purposes and faces no liability for providing a “tip.”

Acknowledgement and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy and, as applicable, the Supplemental Policy. The undersigned has read and understands (or has had explained) such Policy(ies) and agrees to be governed by such Policy(ies) at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

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Date: